Exhibit 10.4

EXECUTION VERSION

SERVICES AGREEMENT

This Services Agreement (“Agreement”) is entered into as of October 19, 2026, (“Effective Date”) by and between Oro Mobility Holdings, LLC, a Delaware limited liability company (“Oro”), and The Hertz Corporation, a Delaware corporation (“THC”). Oro and THC are each referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, Oro and THC have entered into a Contribution Agreement, dated as of October 16, 2026 (as such agreement may be amended from time to time, the “Contribution Agreement”) pursuant to which, among other things, THC agreed to contribute certain Hertz Contributions (as defined in the Contribution Agreement) to Oro on the terms and subject to the conditions set forth in the Contribution Agreement; and

WHEREAS, the Contribution Agreement contemplates that, in connection with the consummation of the transactions contemplated thereby, Oro and THC shall enter into this Agreement, pursuant to which THC will provide (or cause to be provided) to Oro certain services in accordance with the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article 1
Definitions

Section 1.01.     Definitions.  Any capitalized term that is used, but not defined, herein shall have the meaning assigned to such term in the Contribution Agreement.  In addition, for purposes of this Agreement, the following terms shall have the meanings set forth below:

“CPI” means the Consumer Price Index for All Urban Consumers (CPI-U), U.S. City Average, All Items (1982–84 = 100) published by the U.S. Bureau of Labor Statistics (or any successor thereto).

“Extension Period” means any TSA Extension Period or LT Extension Period, as applicable.

“Malicious Code” means viruses, “Trojan horses”, worms, spyware, or other malicious code designed or reasonably expected to adversely impact the functionality of, or permit unauthorized access to, or disable, any software or other IT Asset.

“New Rental Customer Revenue” means, for any calendar month during the Composite Trademark License Term (including any extension thereof), all net revenue generated in, or from the conduct of, the TNC-Rental Business, including any and all rental charges, fees, surcharges and other amounts payable by customers of the TNC-Rental Business recognized as revenue of the TNC-Rental Business in accordance with Oro’s consistently applied accounting policies, whether generated by Oro, any other member of the Oro Group or any permitted sublicensee, as reduced to exclude the amount of any and all (a) sales, use, value-added or similar Taxes and (b)

refunds, credits, chargebacks and allowances actually given or remitted to customers.

“Oro Composite Marks” means (a) the “ORO POWERED BY HERTZ” or similar Trademark, or (b) any other Trademark designed by Oro that combines, incorporates or integrates any THC Name and Mark with any “ORO” or “ORO MOBILITY” Trademarks or any other Trademarks used by the Company Group in connection with the Oro Business, in the case of each of clauses (a) and (b), including any foreign language, stylized, logo or spacing variants thereof.

“Oro Group” means “Company Group” as such term is defined in the Contribution Agreement.

“Oro IP” means any and all Intellectual Property Rights (other than Trademarks) that (a) was at any time prior to the Effective Date used or practiced in, or held for use or practice in, the Retained Business, and (b) is owned or freely sublicensable (without notice, consent, payment or any other obligation by Oro), in each case, by Oro.

“Purchase Agreement” means the purchase agreement dated as of October 16, 2026, by and among the Investors (as defined therein) and THC.

“Service Period” means, with respect to a Service, the period commencing on the Effective Date and ending at the close of business on the earliest of (a) the date such Service is terminated in accordance with Section 2.04 (but subject to any extensions in accordance Section 2.03), (b) the expiration of the term of such Service set forth on Exhibit A, as such term may be extended pursuant to Section 2.03, and (c) the date this Agreement is terminated in accordance with Section 8.02, Section 8.03, Section 8.04 or Section 8.05.

“Service Recipient” means, with respect to any Service, the Company Group.

“Services” means the services set forth in Exhibit A, as such exhibit may be amended or updated from time to time in accordance with the terms of this Agreement.

“THC Names and Marks” means any and all Trademarks of THC or any of its Affiliates (other than any Trademark owned by any member of the Oro Group that, for clarity, includes the “ORO” and “ORO MOBILITY” Trademarks) (a) that use, contain or include the word “HERTZ,” (b) the word “HERTZ” in design or stylized form, (c) that were otherwise used by the Oro Business prior to the Effective Date, or (d) that THC or any of its Affiliates agree to license to the Oro Group pursuant to the license set forth in Section 4.01(b) following receipt of a written request by the Oro Group, in each case either alone or in combination with other words or phrases (whether in stylized form or not), design elements, or logos, and any and all Trademarks derived therefrom or confusingly similar thereto.

“THC Retained IP” means all Intellectual Property Rights (other than Trademarks) that (a) was at any time prior to Effective Date related to or used or practiced in, or held for use or practice in the Oro Business, and (b) is owned or freely sublicensable (without notice, consent, payment or any other obligation by THC and its Affiliates), in each case, by THC or any of its Affiliates.

“TNC-Rental Business” means the business, operations, and activities conducted by the

Oro Group related to the rental, leasing, subscription, provision or management of vehicles provided to independent drivers, couriers, gig-economy workers, or other individual service providers solely for the purpose of operating on TNC platforms within the United States.

Section 1.02.     Interpretation. In this Agreement, unless the context clearly indicates otherwise: (a) words used in the singular include the plural and words used in the plural include the singular; (b) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; (c) except as otherwise clearly indicated, reference to any gender includes the other gender; (d) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import; (e) the word “will” shall be construed to have the same meaning and effect as the word “shall” and the word “or” when used in this Agreement is not exclusive; (f) reference to any Article, Section or Exhibit means such Article or Section of, or such Exhibit or Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition; (g) all Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein; (h) where there is any inconsistency between the definitions set out in Section 1.01 and the definitions set out in any other Section or Exhibit, then, for the purposes of construing such Section or Exhibit, the definitions set out in such Section or Exhibit shall prevail; (i) the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof; (j) reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; (k) reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability and shall be deemed also to include any and all Applicable Law; (l) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”; (m) relative to the determination of any period of time, “from” means “from and including,” “to” means “to and including” and “through” means “through and including”; (n) the titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement; (o) references to “$” are to United States dollars and, unless otherwise specified in this Agreement, all references to currency and monetary values set forth herein shall mean U.S. Dollars and all payments hereunder shall be made in U.S. Dollars; (p) references to “days” shall refer to calendar days unless Business Days are specified; (q) references from or through any date mean, unless otherwise specified, from and including or through and including, respectively; (r) any capitalized term used in an Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement; (s) “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; and (t) if any time period for giving notice or taking action hereunder expires on a day that is not a Business Day, the time period for such notice or action shall automatically be extended to the next Business Day following such day.

Article 2
Description and Provision of Services

Section 2.01.     Provision of Services. THC shall, during the applicable Service Period, provide (or cause to be provided) the Services to the applicable Service Recipient subject to, and in accordance with, the terms of this Agreement.

Section 2.02.     Omitted Services.  In the event that Oro discovers prior to the date that is ninety (90) days after the Effective Date that a service that was provided by THC to the Oro Business during the twelve (12)-month period prior to the Effective Date or is otherwise a service that is an inherent, necessary or required part of the performance or delivery of any Services (an “Omitted Service”) is not being provided by THC to Oro pursuant hereto, Oro may, at its option, notify THC of Oro’s request that THC provide or cause to be provided such Omitted Service hereunder; provided, that such Omitted Service shall not include any services that (a) are prohibited by Applicable Law, or (b) are not capable of being provided by THC without requiring THC to replace or acquire personnel, resources, systems or capabilities that are not otherwise available to THC following the Effective Date. As promptly as practicable following receipt of any such notice, THC shall provide such Omitted Service to Oro consistent with the terms and subject to the conditions set forth herein and the Parties shall promptly meet and use best efforts to identify and document the scope and commercially reasonable pricing of such Omitted Services; provided that (i) the portion of the applicable Service Fees attributable to the internal costs of THC or any of its Affiliates shall not exceed THC’s actual cost in providing such Omitted Services, plus a markup of a seven and a half percent (7.5%) and (ii) the portion of such Service Fees attributable to Services provided by Third-Party Providers shall not exceed THC’s actual cost in providing such Omitted Services, without markup. THC’s provision of any Omitted Services shall be deemed part of the “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement, and the Parties shall amend Exhibit A to include any such Omitted Service.

Section 2.03.     Extension Periods.

(a)           Upon written notice from Oro to THC (to be provided no later than thirty (30) days prior to the end of the then-current Service Period), the Service Period for each Service for which Exhibit A lists a specific time period in the column labelled “Max Duration (est)” may be extended by Oro (in its sole discretion) for up to three (3) successive periods of six (6) months each (each, an “TSA Extension Period”).

(b)           Upon written notice from Oro to THC (to be provided no later than thirty (30) days prior to the end of the then-current Service Period), the Service Period for each Service described for which Exhibit A lists “Hertz as a Vendor” in the column labelled “Max Duration (est)” (each, a “Long-Term Service”) may be extended by Oro (in its sole discretion) for successive periods of six (6) months each (each, an “LT Extension Period”); provided that, in no event shall the Service Period for any Long-Term Service exceed five (5) years following the Effective Date; provided, further, that, promptly following Oro’s reasonable written request, the Parties shall negotiate in good faith to mutually agree to the terms and conditions of a long-term services agreement pursuant to which THC shall provide any Long-Term Service to Oro (it being understood, for the avoidance of doubt, that neither Party shall have any obligation to enter into any such long-term services agreement if the Parties are unable to mutually agree to the terms and conditions thereof after negotiating in good faith for a period of no less than three (3) months).

(c)           During any Extension Period, THC shall continue to provide any extended Services on the then-current terms and conditions of this Agreement; provided, that the Service Fees payable in respect of a Service during any Extension Period shall be adjusted as follows:

(i)          the portion of such Service Fees attributable to the internal costs of THC or any of its Affiliates shall be increased by a percentage equal to the percentage increase (if any) in CPI over the most recent twelve (12)-month period for which CPI has been published as of the date of delivery of the applicable Extension Notice; and

(ii)         the portion of such Service Fees attributable to Services provided by Third-Party Providers shall be increased by an amount equal to any actual, documented cost increases (if any) charged to THC by such Third-Party Providers in respect of such Services, without markup; provided, further, that THC shall notify Oro in writing of any such increase, together with reasonable supporting documentation, no later than fifteen (15) days following receipt of the applicable Extension Notice.

Section 2.04.     Discontinuation of Services.

(a)           Any Service may be discontinued as of a date that is earlier than the expiration of the term for such Service set forth on Exhibit A, as such term may be extended by an Extension Period, upon the mutual written agreement of the Parties, and, in such case, Exhibit A shall be deemed amended to delete such Service as of such date, and this Agreement shall be of no further force and effect with respect to such Service, except as to obligations or liabilities accrued pursuant to this Agreement through the date of discontinuation of such Service or in connection with such termination.

(b)          Subject to this Section 2.04, Service Recipient may elect to discontinue any Service by providing no less than thirty (30) days’ advance written notice (“Termination Notice”) to THC at any time, and, in such case, the applicable Service shall terminate on the termination date specified in the Termination Notice (or such other date mutually agreed in writing by the Parties) and Exhibit A shall be deemed amended to delete such Service as of the termination date, and this Agreement shall be of no further force and effect with respect to such Service, except as to obligations or liabilities accrued pursuant to this Agreement prior to the date of termination of such Service, or in connection with such termination.

(c)           Any Service may be terminated by Service Recipient pursuant to this Section 2.04 without the termination of any other Service; provided that, if it is technically infeasible or commercially impracticable to terminate one Service without terminating one or more other Services, Service Recipient shall be required to concurrently terminate all such Services for which separate termination would be technically infeasible or commercially impracticable (such required termination, an “Interdependency Termination”). Within a reasonable period of time following receipt of any Termination Notice (but in no event more than fifteen (15) days following receipt of any Termination Notice), THC may provide Service Recipient with written notice (“Termination Impact Notice”) of (i) any documented, reasonable out-of-pocket costs that THC has actually incurred, or reasonably expects to incur, that would not have been incurred but for such termination, with respect to such Service or as a result of termination of such Service, including for commitments made to, or in respect of, Third-Party Providers, to provide such Service through the applicable Service Period for such Service, costs related to terminating such commitments, or prepaid expenses related to such Service, in each case net of any amounts THC actually recovers, saves or avoids (including by redeploying Third-Party Provider capacity or other resources to other engagements) (collectively, the “Early Termination Costs”) (it being understood that Oro hereby acknowledges and agrees that any Early Termination Cost that THC or any of its Affiliates is contractually obligated to pay to a Third-Party Provider shall be deemed to be “reasonable” for the purposes of this Section 2.04(c)) and (ii) whether termination of such Service will require (A) an Interdependency Termination (it being understood that any such Termination Impact Notice shall include a reasonably detailed explanation of the basis for any claimed technical infeasibility or commercial impracticability supporting an Interdependency Termination) or (B) otherwise affect the performance of any other Services as a result of the technical infeasibility or commercial impracticality to terminate the Service requested to be terminated (the foregoing clause (A) and (B), “Other Service Implications”). THC shall use commercially reasonable efforts to mitigate any Early Termination Costs (including, where commercially reasonable, by redeploying Third-Party Provider capacity or other resources to other engagements).  The Termination Impact Notice shall set forth a good faith, itemized estimate of the amount of the Early Termination Costs, together with reasonable supporting documentation, and an overview of any applicable Other Service Implications (in each case, to the extent then known by THC). Service Recipient may, within fourteen (14) days following receipt of such Termination Impact Notice, either (x) withdraw its Termination Notice by delivering a withdrawal notice to THC or (y) dispute the amount of the estimated Early Termination Costs or the basis for any claimed Other Service Implications by delivering a written notice to THC setting forth the basis for such dispute in reasonable detail, in which case the Parties shall negotiate in good faith to resolve such dispute in accordance with Section 11.08.  If Service Recipient does not withdraw its Termination Notice within such period, such Termination Notice will be final and irrevocable (including as to any Other Service Implications), and, subject to resolution of any timely dispute delivered pursuant to clause (y) above, Service Recipient shall reimburse THC for all Early Termination Costs actually incurred by THC as a result of such early termination.  Such reimbursement shall be made by Service Recipient to THC in accordance with Section 3.02.

(d)          THC shall provide notice to Service Recipient (i) at least two (2) Business Days prior to any scheduled unavailability (other than a Force Majeure Event) of a Service (such unavailability, a “Service Interruption”) (including information regarding the nature and projected length of the Service Interruption), other than any Service Interruption that results from the actions of a Third-Party Provider without providing reasonable prior notice to THC, and (ii) upon becoming aware of the occurrence of any emergency or unscheduled Service Interruption, including, to the extent known by THC, information regarding the nature and projected length of the Service Interruption.  In the event of any failure, interruption, delay or outage, THC agrees to use the same degree of care to restore, or cause the restoration of, the Services as THC would use to restore, or cause the restoration of, similar services for itself, but in any event no less than commercially reasonable efforts. In the event that any Service Interruption (planned or emergency) prevents or materially impairs Oro’s ability to use any business critical IT Assets owned or controlled by THC and made available to Oro hereunder, THC shall respond and provide Oro with a commensurate service credit for any affected Service in accordance with Exhibit D for the duration of such shutdown or suspension.

Section 2.05.    Third Party Licenses and Consents.  Each Party shall use its commercially reasonable efforts to obtain, and to keep and maintain in effect, all Permits and other third-party licenses and consents (collectively, “Consents”) required for the provision of any Service, including with respect to access and use of any third-party software, in accordance with the terms of this Agreement. The costs relating to obtaining any such licenses or consents shall be solely borne by THC. If any such Consents are not obtained despite such commercially reasonable efforts, THC shall promptly notify Oro in writing thereof and the Parties shall use commercially reasonable efforts to obtain an alternative arrangement reasonably acceptable to the Parties for provision and receipt of the relevant Services, with the cost of obtaining such alternative arrangements to be borne by THC.

Section 2.06.     Service Standard.  Except as otherwise provided in this Agreement or Exhibit A hereto, THC shall provide each Service in compliance with Applicable Law, in compliance with all applicable security, confidentiality, integrity, availability, and safety policies and procedures of THC, such that the nature, quality, standard of care, level of priority and the service level at which such Service is provided is at least materially consistent with the nature, quality, standard of care, level of priority and service level at which substantially the same service was provided by or on behalf of THC for the Oro Business during the twelve (12) months prior to the Effective Date (and, in any event, in a timely, professional and workmanlike manner with appropriately qualified personnel), and in compliance with any other service levels with respect to such Service that have been mutually agreed in writing between the Parties in writing (“Services Standard”). If THC fails in any material respect to provide any Service in accordance with the Services Standard, THC shall, at Oro’s request and at no additional cost to Oro, promptly re-perform or correct the deficient Service, and the Parties shall discuss in good faith any equitable adjustment to the applicable Service Fees to reflect the extent to which Oro did not receive the benefit of the affected Service.

Section 2.07.     Cooperation; Migration Assistance.

(a)           Service Recipient will provide all information that THC reasonably requests that is reasonably necessary for the performance of the Services pursuant to this Agreement, and Service Recipient will cooperate with any reasonable request of THC in connection with the performance of Services pursuant to this Agreement.

(b)           THC shall provide reasonable assistance and support to migrate the applicable Services and related books and records, any associated data and other data related to the Oro Business from THC and its Affiliates to Oro (or its designee).  Except in connection with any Services expressly contemplated hereunder or the provision of books and records as required pursuant to the terms and conditions of the Contribution Agreement, the Parties acknowledge and agree that, in connection with the services described in the foregoing sentence, Oro shall promptly reimburse THC for any reasonable, out-of-pocket third-party costs incurred in connection therewith.  Immediately upon the termination or expiration of this Agreement, THC shall promptly deliver to Oro copies of any and all remaining documents, records and information in THC’s possession and owned by Oro or to which Oro is otherwise entitled pursuant to this Agreement or the Contribution Agreement.

Section 2.08.     Personnel.  THC may utilize such employees, officers and other persons with the qualifications to provide the Services, as appropriate and necessary. THC may, at its discretion, also arrange for the services of nonaffiliated agents, contractors and other personnel and entities in connection with the performance of any of the Services provided under this Agreement (“Third-Party Providers”); provided that THC shall (a) obtain Oro’s prior written consent (not to be unreasonably withheld, conditioned or delayed) prior to engaging a Third-Party Provider that will provide services primarily to the Oro or any of other member of the Oro Group under this Agreement, (b) remain responsible for ensuring that its obligations with respect to such Services, including the Services Standard, are satisfied with respect to all Services provided by any Third-Party Provider, and (c) cause each Third-Party Provider to comply with the terms and conditions of this Agreement (it being understood that no such use of a Third-Party Provider shall relieve THC of any of its obligations hereunder). If a third-party Contract pursuant to which a Service is provided by a Third-Party Provider expires or terminates during the term of this Agreement, THC shall use commercially reasonable effort to renew, extend or replace such third-party Contract

Section 2.09.    Changes to the Services.  Subject to Section 2.06, the Parties hereby acknowledge and agree that THC may from time to time reasonably modify, substitute, supplement or otherwise alter any Service provided to Service Recipient, including changing Third-Party Providers with respect to the provision thereof; provided that THC shall not make any such modification, substitution, supplement or other alteration that would adversely affect in any material respect the nature, scope, quality, pricing or availability of a Service to Oro without Oro’s prior written consent; provided, further, that (a) in no event shall any such modification, substitution, supplement or other alteration result in (i) any reduction or modification in THC’s obligation to provide the applicable Service in accordance with the Services Standard or (ii) THC prioritizing the provision of any Services to THC or any of its Affiliates over its provision of the Services to the Service Recipients under this Agreement, and (b) THC shall bear any incremental cost or expense incurred by THC in connection with any such modification, substitution, supplement or other alteration. THC shall furnish to Service Recipient reasonable advance notice and substantially the same notice (in content and timing), if any, as THC would furnish to its own organization with respect to such modifications, substitutions, supplements or other alterations.  For the avoidance of doubt, any such modification, substitution, supplement or other alteration made in accordance with this Section 2.09, or any temporary suspensions or interruptions to the Services arising out of THC’s or any Third-Party Provider’s maintenance activities and provided in accordance with this Section 2.09, will not be considered a breach of this Agreement.

Section 2.10.     Service Coordinators.  Each Party shall nominate a representative to act as the primary contact person with respect to the provision and receipt of the Services (the “Service Coordinators”).  The initial Service Coordinators shall be Gaury Nagaraju (***) for THC and Tonya Porter (***) for Oro.  Each Party may change its Service Coordinator from time to time at its sole discretion by providing prior written notice to the other Party (including contact information for such Service Coordinator).  Unless otherwise agreed to in writing by the Parties, all communications relating to the day-to-day provision and receipt of the Services shall be directed to the Service Coordinators.

(a)      Migration Plan. Oro and THC will work together in good faith to prepare, within one hundred eighty (180) days following the Closing, a plan setting out the steps Oro and THC will take to enable the performance of the Services, where applicable, to be transferred to Oro by the end of the initial Term (the “Migration Plan”).  The Migration Plan will include the plan related to transitioning the applicable branding of THC to Oro or a new entity as directed, in writing, by Oro prior to the expiration of the Term. Once it has been agreed and signed, the Parties will comply with their respective obligations under the Migration Plan.

Article 3
Service Fees.

Section 3.01.     Compensation.  In consideration for the provision of the Services, Oro shall pay to THC the fees and charges for each Service as set forth opposite such Service on Exhibit A (“Service Fees”).

Section 3.02.     Payment.

(a)           Within thirty (30) days after the end of each calendar month during the Term (or if the Agreement is terminated prior to the end of any calendar month, then within thirty (30) days after the end of the calendar month in which such termination occurred), THC shall deliver to Oro an invoice with respect to the Services provided during such month and which shall set forth the Service Fees owing hereunder with respect thereto (the date of delivery of such invoice, the “Invoice Date”); provided that for the avoidance of doubt, (a) the failure of THC to timely deliver such invoice to Oro shall not relieve Oro of the obligation to make the payments contemplated by this Agreement (it being understood that Oro shall have no obligation to make any payments contemplated by this Agreement until the receipt of an invoice), and (b) if any Service is terminated prior to the end of any calendar month, the applicable Service Fees for such month shall be pro-rated based on the actual last date of the provision of such Service. Each such invoice shall be in a format and contain a level of detail reasonably sufficient under the circumstances to identify the Services provided during the applicable invoice period and support THC’s calculation of the applicable Service Fees. THC shall, upon Oro’s reasonable request, provide Oro with a copy of any supporting documentation for any such invoices.  All such invoices and payments shall be made in U.S. dollars.

(b)           Oro shall pay to THC, on or before the date that thirty (30) days after the Invoice Date (such date, the “Due Date”) all undisputed amounts specified in the applicable invoice delivered in Oro in accordance with Section 3.02(a).  Interest shall accrue on any amount which continues to be due and owing from Oro during the period following the Due Date until such amount is paid in full, at a rate equal to six percent (6%) per annum.  In the event of a dispute with respect to the amount of any Service Fees, Oro shall deliver to THC an Invoice Dispute Notice. Any amounts not so disputed shall be deemed accepted and shall be paid (despite disputes on other items) as provided in this Section 3.02(b). The Parties shall endeavor to settle all invoice disputes promptly and in good faith in accordance with the dispute resolution procedures set forth in Section 11.08.  Upon resolution of an invoice dispute in favor of THC, Oro, within ten (10) days of the resolution of such dispute, shall be obligated to pay to THC the remaining amount due.

(c)           As used herein, “Invoice Dispute Notice” means a written notice delivered to THC at least three (3) days prior to the Due Date with respect to the disputed invoice listing all disputed items and providing a reasonably detailed description of each dispute.

(d)          Oro hereby unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment, or similar right that Oro has or may have with respect to the payment of the Service Fees or any other payments to be made by Oro or any of other member of the Oro Group pursuant to this Agreement.

(e)           Salary and Benefits.  THC shall be solely responsible for the payment of all salary and benefits of all personnel of THC used in connection with the Services, including any Sales and Service Taxes in accordance with Section 3.02(f).

(f)            Taxes.  The Service Fees exclude any and all sales, use, goods, value added and services and other similar taxes imposed on the sale and performance of the Services and any and all such taxes otherwise imposed on, sustained or incurred with respect to, or applicable to, the Services or any payment hereunder (in each case, including, for the avoidance of doubt, any interest, penalties or other additions with respect to such Taxes) (“Sales and Service Taxes”). Oro shall be responsible for and shall timely pay all such Sales and Service Taxes, and if THC pays any Sales and Service Taxes, Oro shall promptly indemnify THC from and against any such Sales and Service Taxes. All Service Fees are exclusive of withholding taxes. Oro may deduct and withhold from any payment under this Agreement any amounts required to be deducted or withheld under applicable Law. Any amounts so deducted or withheld and remitted to the applicable Governmental Authority shall be treated for all purposes of this Agreement as having been paid to THC. THC shall timely provide a properly completed and executed IRS Form W-9 indicating that THC is not subject to backup withholding tax.

(g)          Tax Cooperation. Each party undertakes and agrees to cooperate with the other party in accordance with the standard for Services described in Article 2 to enable such party to complete in a timely manner any and all statutory and Tax filings required to be filed by such party and/or its Affiliates pursuant to the Contribution Agreement or Purchase Agreement that include any information related to the Oro Business; provided that nothing in this Section 3.02(g) shall be construed to require THC to make available to any other Party any information relating to, or a copy of, the Income Taxes of THC or any of its respective Affiliates, including any consolidated, combined, affiliated or unitary tax return that includes THC or any of its respective Affiliates, and nothing in this Section 3.02(g) shall be construed to expand the obligations of THC under the Contribution Agreement or the Purchase Agreement.  Each party will provide and, as applicable, cause its employees, representatives and its Affiliates and their employees and representatives to provide, all such reasonable cooperation to the other party, its Affiliates and their respective representatives with respect to such filings as is reasonably requested and furnishing or causing to be furnished records, information, work papers, reports and other documents as reasonably requested by such party, its Affiliates or their respective representatives and causing personnel who possess relevant knowledge to make themselves available for consultation with respect to the foregoing.

Article 4
Transitional Trademark License

Section 4.01.     License Grant.

(a)           Subject to the terms and conditions of this Agreement and except with respect to the Oro Composite Marks (which, for clarity, is governed by Section 4.01(b)), effective as of the Effective Date, THC (on behalf of itself and its Affiliates) hereby grants to Oro a limited, sublicensable (through multiple tiers), non-transferable, royalty-free, fully paid up, non-exclusive right and license to use the THC Names and Marks in connection with the conduct of the Oro Business (and natural evolutions and extensions thereof) until the later of the date (i) that is twelve (12) months from the Effective Date, and (ii) on which Oro obtains all governmental licenses, authorizations, permits, consents and approvals required to carry on the Oro Business (such period, the “THC Trademark License Term”).

(b)          Subject to the terms and conditions of this Agreement, effective as of the Effective Date for a period twenty-four (24) months, THC (on behalf of itself and its Affiliates) hereby grants to Oro a limited, sublicensable (through multiple tiers), non-transferable, royalty-bearing (as set forth in Section 4.02), non-exclusive right and license to use the THC Names and Marks solely in connection with the Oro Composite Marks in connection with the Oro Business (and natural evolutions and extensions thereof) (such period, and any permitted extensions thereof pursuant to this Section 4.01(b), the “Composite Trademark License Term” and, together with the THC Trademark License Term, the “Trademark License Term”). Upon written notice from Oro to THC (to be provided no later than thirty (30) days prior to the end of the then-current Composite Trademark License Term), the Composite Trademark License Term shall be automatically extended for an additional period of up to six (6) months; provided, that any request from Oro for a further extension of the Composite Trademark License Term following such first extension shall be granted in THC’s sole discretion; provided, further, that promptly following the reasonable written request of Oro during the Composite Trademark License Term , the Parties shall negotiate in good faith to mutually agree to the terms and conditions of a license agreement pursuant to which THC shall license certain THC Names and Marks in connection with the Oro Composite Marks following the expiration of such Composite Trademark License Term (it being understood, for the avoidance of doubt, that neither Party shall have any obligation to enter into any such license agreement if the Parties are unable to mutually agree to the terms and conditions thereof after negotiating in good faith for a period of no less than three (3) months).

(c)           THC shall (i) diligently maintain all registrations for, and prosecute all pending applications for registration of, the THC Names and Marks included in the Oro Composite Marks, and keep Oro informed of all material developments in connection with the prosecution and maintenance of any registration or application therefor, including any opposition or other challenge by any other Person to the ownership or validity thereof or any registration or application for registration thereof; (ii) provide, at the request of Oro and at Oro’s sole expense, all reasonably necessary assistance in connection with the prosecution (including any oppositions or other challenges), maintenance and enforcement of the Oro Composite Marks, including executing and delivering documents and performing such acts as may be reasonably necessary to give full effect to the terms of this Section 4.01(b), and (iii) promptly notify Oro of any actual or alleged (in writing) infringement, counterfeiting, or other unauthorized use of any Intellectual Property Rights of any other Person by the Oro Composite Marks (or any THC Names and Marks included in the Oro Composite Marks) of which it becomes aware, and (iv) promptly notify Oro of any actual or alleged (in writing) infringement by the Oro Composite Mark (or any THC Names and Marks included in the Oro Composite Marks) of which it becomes aware. THC shall give Oro at least thirty (30) days’ prior written notice of its intent to no longer maintain any of the THC Names and Marks included in the Oro Composite Marks, and, at Oro’s reasonable written request, will allow Oro to do so in THC’s name and at Oro’s expense.

(d)          Oro shall use commercially reasonable efforts to wind-down use of the THC Names and Marks (other than in connection with the Oro Composite Marks) prior to expiration of the THC Trademark License Term. Oro hereby acknowledges and agrees that, as between the Parties, THC shall retain all right, title and interest in and to the THC Names and Marks and any use by Oro or its sublicensees pursuant to the THC Names and Marks, and any goodwill arising thereby, shall inure solely to the benefit of THC.

(e)           The licenses granted under this Section 4.01 shall survive any termination of this Agreement (i) by Oro in accordance with Section 8.02 or termination by THC in accordance with Section 8.02 if such Oro material breach is not a material breach of this Article 4, (ii) under Section 8.03 provided that such Government Authority notice is not with respect to the Trademarks licensed hereunder, and (iii) under Section 8.05.

Section 4.02.      Royalty.

(a)           In consideration of the grant of the license pursuant to Section 4.01(b), for each month during the Composite Trademark License Term, Oro shall pay to THC a royalty equal to one half per cent (0.5%) of New Rental Customer Revenue (the “Composite Mark Royalty”).

(b)          Within thirty (30) days after the end of each calendar month during the Composite Trademark License Term (the “Royalty Due Date”), Oro shall (i) deliver to THC a written statement that sets forth, in reasonable detail, the New Rental Customer Revenue and the Composite Mark Royalty for such calendar month (each, a “Royalty Statement”) and (ii) pay to THC the Composite Mark Royalty set forth in such Royalty Statement.

(c)           During the Composite Trademark License Term and for six (6) months thereafter, Oro shall (i) maintain books and records in reasonably sufficient detail to permit THC to verify the calculation and payment of Composite Mark Royalties payable hereunder and (ii) make such books and records reasonably available to THC, upon THC’s reasonable written request, solely as necessary to verify such Composite Mark Royalties and such books and records shall be Oro Confidential Information. THC shall not request such audit more than once in any twelve (12)-month period and shall perform the audit within normal business hours on no less than thirty (30) days’ written notice to Oro. Upon completing any audit, THC shall promptly provide Oro with a copy of any report or summary of findings prepared in connection therewith. If any audit reveals an underpayment of Composite Mark Royalties by Oro to THC then, subject to the dispute resolution provisions in Section 4.02(d), Oro shall pay THC the amount of any underpayment within thirty (30) days after the audit results are delivered to Oro. If any audit reveals an overpayment of Composite Mark Royalties by Oro to THC, the amount of any overpayment shall be credited against Composite Mark Royalties next payable by Oro hereunder; provided that, if no further Composite Mark Royalties are or will be payable by Oro hereunder (including because such audit relates to the final Royalty Statement delivered prior to the expiration or termination of the Composite Trademark License Term), THC shall instead refund the amount of such overpayment to Oro in cash within thirty (30) days after the audit results are delivered to Oro. THC shall bear the costs of any audit unless it reveals an underpayment of ten percent (10%) or more of the Composite Mark Royalties during the applicable period, in which case Oro shall reimburse THC for its reasonable and documented costs in relation to such audit.

(d)          In the event of a dispute with respect to the amount of any Composite Mark Royalty, THC shall deliver to Oro notice thereof no later than ten (10) Business Days following the Royalty Due Date. In the event of a dispute with respect to the amount of any underpayment of the Composite Mark Royalty identified pursuant to a THC audit, Oro shall deliver to THC notice thereof no later than three (3) days prior to the date such underpayment is due pursuant to Section 4.02(c). Any amounts not so disputed shall be deemed accepted and shall be paid (despite disputes on other items) as provided in this Section 4.02. The Parties shall endeavor to settle all Composite Mark Royalty disputes promptly and in good faith in accordance with the dispute resolution procedures set forth in Section 11.08.  Upon resolution of a Composite Mark Royalty dispute in favor of THC, Oro, within ten (10) days of the resolution of such dispute, shall be obligated to pay to THC the remaining amount due. Upon resolution of a Composite Mark Royalty dispute in favor of Oro, THC, within ten (10) days of the resolution of such dispute, the amount of any overpayment shall be credited against Composite Mark Royalties next payable by Oro hereunder; provided that, if no further Composite Mark Royalties are or will be payable by Oro hereunder (including because such dispute relates to the final Royalty Statement delivered prior to the expiration or termination of the Composite Trademark License Term), THC shall instead refund the amount of such overpayment to Oro in cash within ten (10) days after the resolution of such dispute.

(e)           Interest shall accrue on any undisputed amount which continues to be due and owing from Oro during the period following the Royalty Due Date until such amount is paid in full, at a rate equal to six percent (6%) per annum.

Section 4.03.     Early Termination. Oro may (in its sole discretion) elect to terminate the licenses granted under Section 4.01 by providing no less than thirty (30) days’ advance written notice to THC at any time.

Section 4.04.     Reputation and Quality Control.

(a)           Oro shall not use any THC Names and Marks in any manner, that would reasonably be expected to (i) tarnish, degrade, disparage or reflect adversely on the THC Names and Marks, (ii) dilute or otherwise harm the value, reputation or distinctiveness of, or THC’s or its Affiliates’ goodwill in, the THC Names and Marks, or (iii) invalidate or cause the cancellation or abandonment of the THC Names and Marks.

(b)           Oro shall not make any unlicensed use of, or apply for, file or prosecute any new Trademarks or applications for any Trademarks (other than the Oro Composite Marks) that consist of, incorporate, use, are confusingly similar to, dilutive of, or are a variation, derivation or acronym of (or use a variation, derivation or acronym of) the THC Names and Marks.

(c)           Oro shall use, and cause its permitted sublicensees to use, the THC Names and Marks in a manner consistent with or better than THC’s standards of use as such standards exist as of the Effective Date and any branding and usage guidelines provided by THC to Oro in writing from time to time; provided that, any changes to such branding and usage guidelines shall (i) be consistent with any changes to THC’s use of its own THC Names and Trademarks, and (ii) come into effect at the expiry of a thirty (30) day-period after receipt of a written copy of the updated branding and usage guidelines by Oro.

(d)           THC shall notify Oro in writing if any use by Oro of the THC Names and Marks fails to comply with one or more of the provisions of this Article 4 and Oro shall have ninety (90) days to cure such failure (if such failure is reasonably capable of being cured) following receipt of such notice (it being understood, for the avoidance of doubt, that, during such period, Oro shall not be considered to be in breach of this Agreement).

(e)           Oro shall notify THC in writing if it becomes aware of any actual or alleged (in writing) infringement, counterfeiting, or other unauthorized use of (i) any THC Names and Marks included in the Oro Composite Marks by any other Person or (ii) any Intellectual Property Rights of any other Person by any THC Names and Marks included in the Oro Composite Marks.

Section 4.05.     Fair Use. For the avoidance of doubt, Oro shall be permitted, and nothing herein shall be construed as limiting Oro’s rights, to (a) use any of the THC Names and Marks in a nominative, non-trademark manner, including to reference the historical relationship between the Oro and THC, which references are factually accurate and nondisparaging, (b) retain copies of any books, records and other materials that, as of the effective date of termination, contain or display any of the THC Names and Marks solely for use for internal or archival purposes (and not publicly displayed or otherwise used for any marketing, advertising, promotional or other customer-facing purpose) and (c) use any of the THC Names and Marks in a manner that is required by, or otherwise permitted as “fair use” under, Applicable Law. Without limiting the foregoing, nothing herein shall require Oro to (i) change, amend or modify any contract, agreement, document or other business writing, or (ii) modify, obscure or destroy any internal or non-customer-facing equipment or materials.

Article 5
Confidentiality

Section 5.01.    Use and Disclosure.  Each Party shall not, and shall cause other Persons under its control (including its Affiliates and Third-Party Providers) that are providing or receiving Services or that otherwise have access to information of the other Party that is confidential or proprietary (such information, “Confidential Information”) not to, disclose to any other Person or use (except to the extent reasonably necessary in order for such Party to perform its obligations under this Agreement and, in the case of Oro, for the Oro Group to receive the benefit of the Services) any Confidential Information of such other Party that, after the Effective Date, is provided or that becomes known or available to the receiving Party pursuant to or as a result of this Agreement; provided, however, that each Party may disclose (subject to Applicable Law) Confidential Information of the other Party to its personnel and such other third parties solely if and to the extent that any of them require such information in order to perform their duties in connection with this Agreement or, in the case of Oro, for the Oro Group to receive the benefit of the Services and have agreed to confidentiality obligations at least as restrictive as the terms hereof; provided the receiving Party shall remain responsible for such Party’s personnel and third parties to whom the receiving Party discloses such Confidential Information and any act or omission thereof shall be deemed a breach by the receiving Party hereunder to the extent such act or omission, if performed or omitted by the receiving Party hereunder, would be a breach hereof. As between the Parties, the disclosing Party retains all right, title and interest in any Confidential Information it discloses to the receiving Party, provided, however, that confidential or proprietary information relating to the Oro Business developed or made available by THC for Oro in the performance of the Services shall be the Confidential Information of Oro.

Section 5.02.    Protection of Confidential Information.  Each Party shall, and shall cause its Affiliates and its and their respective personnel, and Third-Party Providers (if applicable), to use substantially the same degree of care it uses to protect such Confidential Information as it uses for its own confidential information of like kind, but in no event less than a commercially reasonable degree of care.

Section 5.03.    Permitted Disclosure.  In the event that a Party (a) is required to disclose any Confidential Information of the other Party pursuant to Applicable Law or (b) receives any demand under lawful process or from any Governmental Authority to disclose or provide Confidential Information of the other Party or any of its Affiliates, such Party shall notify the other Party (to the extent permissible under Applicable Law) prior to disclosing or providing such Confidential Information and shall reasonably cooperate, at the sole expense of the other Party, in seeking any reasonable protective arrangements requested by such other Party.  Subject to the foregoing, the Party that is required to so disclose or receive such demand, as applicable, may thereafter only disclose or provide Confidential Information which is legally required to be disclosed or provided and shall exercise its commercially reasonable efforts to obtain protective treatment of such Confidential Information.

Section 5.04.    Destruction of Confidential Information.  Each Party shall, at the request of the other Party or upon termination or expiration of this Agreement, as soon as practicable and (with respect to destruction) except as required to be maintained to comply with provisions of the Contribution Agreement, the Post-Closing LLC Agreement (as defined in the Purchase Agreement), the Purchase Agreement, Applicable Law or retained through routine back-up archival electronic storage in the ordinary course of business, at the receiving Party’s option (a) return to the other Party originals and all copies of all Confidential Information of such other Party or any of its Affiliates in a tangible form (and electronically) or (b) destroy all originals and copies thereof and all notes, extracts or summaries based thereon.  Each Party shall, at the other

Party’s request, confirm compliance with this Article 5 in a writing (electronic mail being sufficient).

Article 6
Intellectual Property Rights; Data Protection

Section 6.01.     Ownership; Developed IP.

(a)           Nothing in this Agreement shall affect the ownership by either Party or its Affiliates or licensors of Intellectual Property Rights owned by or licensed to such Party or its Affiliates (including rights in proprietary software and third-party software) (i) as of the Effective Date or (ii) arising during the Term but independent of the performance of activities under this Agreement (collectively, “Background IP”).

(b)          As between the Parties, and unless otherwise mutually agreed upon by the Parties in writing, any and all Intellectual Property Rights (other than Background IP) developed or acquired by or for THC or any other member of the THC Group, or any Third-Party Provider, whether alone or jointly with any other Person in connection with providing or making available any Services (such Intellectual Property Rights, the “Developed Intellectual Property”) shall be owned solely and exclusively by the Party to whom such Developed Intellectual Property primarily relates, or was otherwise primarily developed for or made available to (such Party, the “IP Owner” and, the other Party, the “Non-Owner Party”). The Parties acknowledge and agree that, where Oro is the IP Owner, with respect to any Developed Intellectual Property that may qualify as a “work made for hire” under Applicable Law, such Developed Intellectual Property is and will be deemed a “work made for hire” for Oro and, as between the Parties, Oro will have the sole and exclusive right to any and all copyrights included in such Developed Intellectual Property. To the extent any Developed Intellectual Property does not qualify as a “work made for hire” under Applicable Law or does not otherwise vest in such IP Owner, the Non-Owner Party (on behalf of itself and its Affiliates) hereby irrevocably assigns to (and without limiting the foregoing, agrees to assign), and shall cause all applicable Third-Party Providers to assign to, the IP Owner or its designee all such right, title and interest in such Developed Intellectual Property, throughout the world and in perpetuity (including all Intellectual Property Rights therein or thereto and all ancillary rights, including the right to collect royalties or other fees and payments in connection therewith). Each Party shall take (or cause to be taken) such further actions, including the execution and delivery of such further documents and instruments, as may be reasonably required by Oro to fully effectuate this Section 6.01(b).

(c)           Subject to the terms and conditions of this Agreement, the IP Owner (on behalf of itself and its Affiliates) hereby grants to the Non-Owner Party and its Affiliates a perpetual, irrevocable, non-exclusive, sublicensable, transferable, royalty-free, fully paid up, worldwide right and license under any and all Shared Developed Intellectual Property to use and exploit in connection with, where the Non-Owner Party is THC, the Retained Business, or where the Non-Owner Party is Oro, the Oro Business. For the purposes of this, “Shared Developed Intellectual Property” means any and all Developed Intellectual Property that relates to, or was developed or made available for use in, where the Non-Owner Party is THC, the Retained Business, or where the Non-Owner Party is Oro, the Oro Business, at the time such Developed Intellectual Property was developed or acquired, but excludes all Developed Intellectual Property that exclusively relates to or was exclusively developed or made available for use in the Oro Business.

(d)           Notwithstanding anything to the contrary herein, as between the Parties, the IP Owner shall have the sole and exclusive right to prosecute, enforce and maintain any and all Intellectual Property Rights of such IP Owner.

Section 6.02.      Services Licenses.

(a)            Subject to the terms and conditions of this Agreement, with respect to each Service, THC (on behalf of itself and the other members of the THC Group) hereby grants to Oro and each member of the Oro Group a limited, non-exclusive, non-sublicensable (except to contractors, service providers or other third parties acting for or on behalf of Oro or a Oro Group member), non-transferable, royalty-free, fully paid up, worldwide right and license, solely during the Service Period of such Service, to use any and all Intellectual Property Rights (other than Trademarks) that are owned or licensable by the THC Group, in each case, solely to the extent reasonably necessary for the Oro Group to receive and use such Service as provided for and in accordance with this Agreement.

(b)           Subject to the terms and conditions of this Agreement, with respect to each Service, Oro (on behalf of itself and the other members of the Oro Group) hereby grants to THC a limited, non-exclusive, non-sublicensable (except to Third-Party Providers), non-transferable, royalty-free, fully paid up, worldwide right and license, solely during the Service Period of such Service, to use any and all Intellectual Property Rights (other than Trademarks) that are owned or licensable by the Oro Group, in each case solely to the extent reasonably necessary for THC to provide such Service as provided for and in accordance with this Agreement.

Section 6.03.      Freedom to Operate Licenses.

(a)           Subject to the terms and conditions of this Agreement, effective upon the Effective Date and thereafter, THC, on behalf of itself and its Affiliates, hereby grants to Oro and each member of the Oro Group a perpetual, irrevocable, royalty-free, fully paid up, non-transferable (except as set forth in Section 11.02), non-sublicensable (except to contractors, service providers or other third parties acting for or on behalf of Oro or a Oro Group member), worldwide, non-exclusive right and license under any and all THC Retained IP solely for the purpose of the Oro Business (and any natural evolutions and extensions thereof).

(b)          Subject to the terms and conditions of this Agreement, effective upon the Effective Date and thereafter, Oro hereby grants to THC and its Affiliates a perpetual, irrevocable, royalty-free, fully paid up, non-transferable (except as set forth in Section 11.02), non-sublicensable (except to contractors, service providers or other third parties acting for or on behalf of THC or its Affiliates), worldwide, non-exclusive right and license under any and all Oro IP solely for the purpose of the Retained Business (and any natural evolutions and extensions thereof).

(c)           Without limiting any other rights or remedies granted to Oro or any member of the Oro Group related to Intellectual Property Rights set forth under Section 9.01 of this Agreement, in the Contribution Agreement, Purchase Agreement or any other Ancillary Agreement, the rights and licenses granted pursuant to this Section 6.03 are granted on an “as-is,” “where-is” basis.

Section 6.04.     DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NO LICENSES OR OTHER RIGHTS TO INTELLECTUAL PROPERTY OR OTHER ASSETS ARE GRANTED TO ANY PARTY UNDER THIS AGREEMENT, WHETHER BY IMPLICATION, ESTOPPEL, EXHAUSTION OR OTHERWISE, AND EACH PARTY RETAINS AND RESERVES ALL RIGHTS NOT EXPRESSLY GRANTED UNDER THIS AGREEMENT.

Section 6.05.     Data Protection.  THC shall comply with the obligations set forth in Exhibit B in connection with the performance of the Services.

Article 7
Representations and Warranties

Section 7.01.    Mutual Representations and Warranties.  Each Party represents and warrants to the other Party, as of the Effective Date, that (a) it is duly organized, validly existing and in good standing under the laws of its place of incorporation, (b) it has full corporate power and authority and legal capacity to enter into this Agreement and perform its obligations hereunder; and (c) the execution, delivery and performance of this Agreement by it (i) does not violate any Applicable Law, (ii) does not conflict with, result in a breach of, or constitute a default under any agreement, license or instrument to which it is a party and (iii) does not require any consent, approval, authorization of, or filing with, any Governmental Authority, except such consents, approvals or authorizations that have been obtained as of the Effective Date.

Section 7.02.     THC’s Additional Representations and Warranties.  THC represents and warrants to Oro that, as of the Effective Date and throughout the Term, THC shall (a) perform the Services in a professional and workmanlike manner in accordance with the Services Standard, and (b) use commercially reasonable efforts to ensure the Services do not contain any Malicious Code.

Section 7.03.     Disclaimer.  EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SERVICES AND RIGHTS GRANTED TO SERVICE RECIPIENT HEREUNDER ARE PROVIDED AND GRANTED “AS-IS” WITH NO WARRANTIES, AND THC EXPRESSLY EXCLUDES AND DISCLAIMS AND WAIVES ANY WARRANTIES UNDER OR ARISING AS A RESULT OF THIS AGREEMENT, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TIMELINESS, TITLE, NON-INFRINGEMENT OR ANY OTHER WARRANTY WHATSOEVER.

Article 8
Term and Termination.

Section 8.01.    Initial Term.  This Agreement shall commence as of the Effective Date and shall terminate in its entirety on the expiration of all Service Periods for all Services and Trademark License Term, unless sooner terminated pursuant to this Article 8 (the “Term”).

Section 8.02.    Termination for Material Breach.  Either Party may terminate this Agreement in whole or in part upon written notice to the other Party if such other Party materially breaches this Agreement and, if such breach is curable within thirty (30) days, does not cure such breach within thirty (30) days after receiving written notice of such breach, provided, however, that the failure by Oro to pay any invoiced amount that is the subject of a good faith dispute raised in accordance with Section 3.02(b) shall not constitute a material breach of this Agreement so long as Oro (a) has timely delivered an Invoice Dispute Notice with respect to such amount, (b) has paid all undisputed amounts when due in accordance with this Agreement, and (c) is participating in good faith in the dispute resolution procedures set forth in Section 11.08.

Section 8.03.    Termination for violation of Applicable Law.  Either Party may terminate this Agreement with respect to a particular Service if either Party (or, in the case of Oro, any other Service Recipient) receives notice from a Governmental Authority that it (or, in the case of Oro, such Service Recipient) is or will be in violation of any Applicable Law as a result of its provision or receipt of such Service.

Section 8.04.     Termination by Mutual Agreement.  This Agreement may be terminated by the mutual written agreement of the Parties at any time.

Section 8.05.   Termination for Bankruptcy.  Either Party may terminate this Agreement upon written notice to the other Party if such other Party (a) becomes insolvent or admits its inability to pay its debt obligations as they come due; (b) becomes subject, voluntarily or involuntarily, to any proceeding under any bankruptcy or insolvency law, which is not stayed within ten (10) Business Days or is not dismissed or vacated within thirty (30) Business Days after filing; (c) is dissolved or liquidated or takes any corporate action for such purpose; (d) makes a general assignment for the benefit of creditors; or has a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

Section 8.06.     Effect of Termination.  Upon termination of any Service pursuant to Section 2.04 (Discontinuation of Services), Section 8.02 (Termination for Material Breach), Section 8.03 (Termination for violation of Applicable Law), Section 8.04 (Termination for Mutual Agreement) or Section 8.05 (Termination for Bankruptcy), THC shall have no further obligation to provide any such terminated Service and Oro shall have no obligation to pay any Service Fees relating to such any Services; provided that, notwithstanding such termination, Oro shall remain liable to THC for all Service Fees owed and payable in respect of Services provided prior to the effective date of the termination. Termination of this Agreement as provided for herein shall not prejudice or affect any rights or remedies which shall have accrued prior to such termination or shall thereafter accrue to either Party hereunder.

Section 8.07.    Survival.  The following Sections shall survive any termination or expiration of this Agreement for any reason: Section 3.02(e) (Salary and Benefits), Section 3.02(f) (Taxes), Section 3.02(g) (Tax Cooperation), Article 5 (Confidentiality), Section 6.01 (Ownership; Developed IP), Section 6.03 (Freedom to Operate Licenses), Article 8 (Term and Termination), Article 9 (Indemnification; Limitation of Liability; Litigation), Article 10 (Independent Contractor), and Article 11 (General). Section 4.01 (License Grant) shall survive termination in accordance with its terms.

Article 9
Indemnification; Limitation of Liability; Litigation.

Section 9.01.    Indemnification by THC.  THC shall indemnify, defend and hold harmless Oro, the other members of the Oro Group, and its and their respective officers, directors, employees, agents and representatives (the “Oro Covered Persons”) from and against any and all losses, liabilities, claims, damages, actions, fines, penalties, expenses or costs (including court costs and reasonable attorneys’ fees) (“Losses”) incurred in connection with any third-party claims to the extent resulting from or arising out of (a) any material breach or nonperformance of any provision of this Agreement by THC; (b) fraud, gross negligence, bad faith or willful misconduct of THC or any other THC Covered Person; (c) violation of Applicable Law by THC or any other THC Covered Person in connection with the performance of this Agreement; (d) any liability incurred on account of Oro Business Employees participating in a Hertz Benefit Plan covered under this Agreement, including a plan that did not comply with Applicable Law or IRS qualification provisions; (e) infringement, misappropriation or other violation of any third party Intellectual Property resulting from (i) the provision of the Services hereunder (whether by THC, an Affiliate thereof or a Third-Party Providers), or the use of the Services by any member of the Oro Group solely as permitted by this Agreement, or (ii) the Oro Group’s use of the THC Names and Marks solely as permitted by this Agreement or (f) breach of any confidentiality provisions of this Agreement; provided that THC shall not be responsible for any Losses of any Oro Covered Person to the extent such Losses resulted from such Oro Covered Person’s fraud, gross negligence, bad faith or willful misconduct.

Section 9.02.    Indemnification by Oro.  Oro shall indemnify, defend and hold harmless THC, the other members of the THC Group, and its and their respective officers, directors, employees, agents and representatives (the “THC Covered Persons”) from and against any and all Losses incurred in connection with any third-party claims to the extent resulting from or arising out of (a) any material breach or nonperformance of any provision of this Agreement by Oro; (b) fraud, gross negligence, bad faith or willful misconduct of Oro or any other Oro Covered Person; (c) violation of Applicable Law by Oro or any other Oro Covered Person in connection with the performance of this Agreement; or (d) breach of any confidentiality provisions of this Agreement; provided that Oro shall not be responsible for any Losses of any THC Covered Person to the extent such Losses resulted from such THC Covered Person’s fraud, gross negligence, bad faith or willful misconduct.

Section 9.03.     Indemnification Procedure.  The foregoing indemnification obligations are subject to the Oro Covered Person or THC Covered Person, as applicable, seeking indemnification (the “Indemnified Party”) giving THC or Oro, as applicable (the “Indemnifying Party”): (a) prompt written notice of any claim for which defense and indemnification is sought, which notice shall set forth in reasonable detail the basis for the indemnification being sought (taking into account the information then available to the Indemnified Party); provided, that the failure to provide prompt written notice shall not relieve the Indemnifying Party of its indemnification obligations except to the extent that the Indemnifying Party is adversely prejudiced in any material respect by such failure; and (b) sole control of the defense and settlement of such claim and reasonably cooperating in such defense and settlement at the Indemnifying Party’s expense; provided, that, for the avoidance of doubt, notwithstanding the foregoing, THC shall retain sole control of the defense of any Intellectual Property Rights owned or licensed by THC; provided, further, that the Indemnifying Party shall not enter into any settlement of any such claim without each Indemnified Party’s prior written consent unless such settlement is solely for monetary payment by the Indemnifying Party and contains an explicit and complete unconditional release of each Indemnified Party in connection with such Claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to retain its own counsel (at its sole expense) to represent its own interests in all cases involving indemnification.

(a)           Joint Representation. Without limiting Section 9.03, if both THC and Oro are named as defendants or respondents in a claim, lawsuit, arbitration, or other legal proceeding and agree to be jointly represented by the same counsel in that claim, lawsuit, arbitration or other legal proceeding, then each of THC and Oro shall retain its own counsel to separately represent it with respect to any issues of allocation of liability or Losses between THC and Oro arising from such claim, lawsuit, arbitration or other legal proceeding.

(b)          Personal Injury Claims. Notwithstanding anything to the contrary herein, in connection with any Third-Party Claims arising out of any personal injury claim in connection with the TNC-Rental Business during the Term, the Parties shall allocate liability and responsibility for any such Third-Party Claim in accordance with the principles set forth in Exhibit C.

Section 9.04.      Disclaimers; Limitation of Liability.

(a)           NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EXCEPT TO THE EXTENT ARISING FROM A PARTY’S (i) GROSS NEGLIGENCE, WILLFUL MISCONDUCT, BAD FAITH OR FRAUD, (ii) INDEMNIFICATION OBLIGATIONS FOR THIRD-PARTY CLAIMS SET FORTH IN SECTION 9.01 OR 9.02, (iii) FAILURE TO CURE PURSUANT TO SECTION 4.04(d), OR (iv) BREACH OF ARTICLE 5 (CONFIDENTIALITY), NO PARTY SHALL BE LIABLE UNDER ANY LEGAL OR EQUITABLE THEORY FOR ANY SPECIAL, INDIRECT, PUNITIVE, MORAL, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, OR DAMAGES ARISING FROM LOSS OF USE, DATA OR PROFITS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(b)          NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EXCEPT TO THE EXTENT ARISING FROM A PARTY’S (i) GROSS NEGLIGENCE, WILLFUL MISCONDUCT, BAD FAITH OR FRAUD, (ii) INDEMNIFICATION OBLIGATIONS FOR THIRD-PARTY CLAIMS SET FORTH IN SECTION 9.01 OR 9.02, (iii) FAILURE TO CURE PURSUANT TO SECTION 4.04(d), OR (iv) BREACH OF ARTICLE 5 (CONFIDENTIALITY), EACH PARTY’S AGGREGATE LIABILITY UNDER THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL NOT EXCEED THE TOTAL AMOUNT OF THE SERVICE FEES PAID OR PAYABLE BY ORO TO THC HEREUNDER IN THE TWELVE (12)-MONTH PERIOD IMMEDIATELY PRIOR TO THE FIRST EVENT GIVING RISE TO SUCH LIABILITY.

Article 10
Independent Contractor.

Section 10.01.  No Partnership or Joint Venture.  In performing Services pursuant to this Agreement, THC will be an independent contractor of Service Recipient, and this Agreement will not be deemed to create a partnership, joint venture or other arrangement between THC and any Service Recipient.

Section 10.02.  THC Employees.  The employees or agents of THC shall not be deemed or construed to be the employees, agents or partners of any Service Recipient, solely as a result of performing Services under this Agreement.

Article 11
General.

Section 11.01.  Entire Agreement.  This Agreement, together with its exhibits, constitutes the entire understanding and agreement of the Parties with respect to its subject matter, and effective upon the execution of this Agreement by the Parties, any and all prior agreements, understandings or representations with respect to this subject matter are hereby terminated and canceled in their entirety and are of no further force and effect, except to the extent transactions thereunder have taken place prior to such effective date, in which case such agreements will govern the terms of such transactions.

Section 11.02.  Assignment and Binding Effect.  No assignment of this Agreement or a Party’s rights, interests or obligations hereunder (whether by operation of law or otherwise) may be made without the other Party’s written consent, and any attempted or purported assignment in violation of this Section 11.02 shall be null and void ab initio; provided, that Oro may, without the consent of THC, assign this Agreement or any of its rights, interests or obligations hereunder, in whole or in part, to any of its Subsidiaries (including any member of the Oro Group), so long as (i) Oro remains fully liable for the performance of all of its obligations under this Agreement notwithstanding such assignment and (ii) Oro provides prompt written notice of such assignment to THC. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties and their respective successors and assigns.

Section 11.03.   Notice.  Where written notice is required by this Agreement, all notices, consents, certificates or other communications hereunder shall be in writing and shall be deemed given to the persons and at the addresses identified below (or to such other person and address as a Party may give in a notice given in accordance with the provisions hereof) only as follows: (a) if given by personal delivery, upon such personal delivery, (b) if sent for next day delivery by United States registered, certified or express mail, or overnight delivery service, on the date of delivery as confirmed by written confirmation of delivery, or (c) if sent by electronic mail, upon electronic confirmation of receipt, except that if such confirmation occurs on a day that is not a Business Day, then such notice or other communication will not be deemed effective or given until the next succeeding Business Day. Notices sent in any other manner will not be effective.

To Oro:

Oro Mobility Holdings, LLC
8501 Williams Road
Estero, Florida 33928
Email: [***]

To THC:

The Hertz Corporation
8501 Williams Road
Estero, Florida 33928
Email: [***]

Section 11.04.  Extension of Time; Waiver.  A Party may (a) extend the time for the performance of any of the obligations of the other Party under this Agreement and/or (b) waive compliance with any of the agreements or conditions for the other Party’s benefit contained herein. Any such extension or waiver will be valid only if set forth in a writing signed by the acting Party. No waiver by a Party of any default, misrepresentation or breach hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation or breach hereunder or affect in any way any rights arising because of any prior or subsequent occurrence. No failure or delay of a Party to exercise any right or remedy under this Agreement will operate as a waiver thereof, and no single or partial exercise of any right or remedy will preclude any other or further exercise of the same, or of any other, right or remedy.

Section 11.05.   Force Majeure.  Neither Party shall be responsible for a delay in its performance under this Agreement if prohibited by Applicable Law or caused by any of the following to the extent not reasonably foreseeable to, and beyond the reasonable control of, the affected Party: (a) man-made or natural disasters, including weather, storm, fire, flood, earthquake, tornado, tsunami, effects of climate change, hurricane or explosion, (b) war (whether or not declared), invasion, sabotage, terrorism, police action, local, regional, national or international political or social conditions or any national or international hostilities, riot or other civil unrest, or any escalation or worsening of any such conditions, hostilities or acts,  actions, embargoes or blockades in effect on or after the date of this Agreement, (c)  national or regional emergency or accident, (d) pandemics, disease, outbreak and public health crises, in each case, including any direct or indirect consequence or condition thereof, including outbreaks or additional waves of outbreaks of any contagious diseases (including influenza, COVID-19 or any variation thereof) or (e) power or other utility failures, disruptions or other failures in internet and/or other telecommunication lines (a “Force Majeure Event”). For the avoidance of doubt, a Force Majeure Event shall not include any event to the extent solely caused by (i) any general economic, market, financial or industry conditions, (ii) any strike, lockout, labor stoppage or other industrial disturbance involving the personnel of THC, its Affiliates or a Third-Party Provider, (iii) any failure, breach or default of any Third-Party Provider or other subcontractor, (iv) any shortage of equipment or materials, (v) any failure of THC or its Affiliates to timely renew, extend, replace or procure any license, consent, Permit or Contract, or (vi) any insolvency or financial condition of THC or its Affiliates, in each case of the foregoing clauses (ii), (iii), (iv) and (vi), other than to the extent such failure or event is itself caused by a Force Majeure Event. In the event of a Force Majeure Event, the Party affected by such Force Majeure Event shall notify the other Party as soon as reasonably practicable (and in any event within two (2) days), in writing, upon learning of the occurrence of the Force Majeure Event, including a reasonably detailed description of the Force Majeure Event, its anticipated duration and impact on the Services, and the mitigation steps being taken by THC or its applicable Affiliate. THC shall use its commercially reasonable efforts to mitigate the effect of any Force Majeure Event that affects THC and to continue the provision of the Services to the fullest extent possible during the Force Majeure Event, including by implementing its business continuity and disaster recovery plans and, to the extent commercially reasonable, by providing the affected Services from an alternate location or through alternate means (including through Third-Party Providers). Subject to compliance with the foregoing, THC’s obligations hereunder in respect of the Services directly affected by the Force Majeure Event shall be postponed for such time as its performance is actually suspended or delayed on account of the Force Majeure Event, and, upon the cessation of the Force Majeure Event, THC will use commercially reasonable efforts to promptly resume its performance hereunder without delay.  Notwithstanding anything to the contrary herein, Oro shall have no obligation to pay Service Fees for any Service to the extent such Service is not provided due to a Force Majeure Event.  In the event a Force Majeure Event continues for a period of ten (10) or more consecutive days, Oro may terminate this Agreement in whole or with respect to any affected Service upon written notice to THC, and THC shall promptly refund to Oro any prepaid and unearned Service Fees as of the effective date of such termination.

Section 11.06.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of law provisions.

Section 11.07.   Jurisdiction.  The Parties hereby acknowledge and agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any federal or state court sitting in the State of Delaware and any federal or state appellate court therefrom), and each Party hereby irrevocably consents to the exclusive jurisdiction of such courts in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or outside of the jurisdiction of any such court.

Section 11.08.   Dispute Resolution. Any dispute arising under this Agreement shall be considered by a meeting, in person or otherwise, the Service Coordinators, within five (5) Business Days after receipt of a written notice from either Party specifying a dispute and the nature thereof. In the event that the Service Coordinators are unable to resolve a dispute within five (5) Business Days of such initial meeting or other initial discussion, each Service Coordinator shall escalate the dispute to a senior executive (or their designee) (the “Designees”). The Designees shall consider such dispute in person, teleconference or by telephone within five (5) Business Days after receipt of the escalation of such dispute from the Service Coordinators and shall meet as often as reasonably necessary and confer in good faith to resolve the dispute. If the Designees are unable to resolve the dispute within fifteen (15) days after their initial meeting, either Party may initiate (and the Parties shall seek to resolve such dispute by) mediation for an additional thirty (30) days. If the dispute is not resolved within such thirty (30) day period, either Party may bring an action in accordance with the Post-Closing LLC Agreement to resolve the dispute.

Section 11.09.  WAIVER OF JURY TRIAL.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10.  Equitable Remedies; Injunctive Relief.  The Parties hereby acknowledge and agree that a violation of any of the terms of this Agreement will cause the other Party irreparable injury for which an adequate remedy at law is not available. Accordingly, the Parties expressly agree that in addition to any other remedy that each of the Parties and each Party may be entitled to in law or in equity, each of the Parties will, except as specifically provided otherwise in this Agreement, be entitled to specific performance of the terms of this Agreement and any injunction, restraining order or other equitable relief that may be necessary to prevent any breach(es) thereof. Furthermore, the Parties hereby expressly agree that if any of the Parties institutes any action or proceeding to enforce the provisions hereof, any other Party against whom such action or proceeding is brought shall be deemed to have expressly, knowingly and voluntarily waived the claim or defense that an adequate remedy exists at law. Each Party hereby waives any requirement of any posting of bond.

Section 11.11.   Expenses.  Except as expressly set forth herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

Section 11.12.  Severability.  The provisions of this Agreement will be deemed severable, and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.

Section 11.13.   Modification.  This Agreement may not be amended or modified except by a writing signed by THC and Oro.

Section 11.14.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This Agreement will become effective when one or more counterparts have been signed by each Party and delivered to the other Party, it being understood that the Parties need not sign the same counterpart. The exchange of copies of this Agreement and of executed signature pages by electronic mail in “portable document format” (“.pdf”), or by a combination of such means, will constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of an original Agreement for all purposes. Signatures of the Parties transmitted by electronic mail or by .pdf shall be deemed to be original signatures for all purposes.

Section 11.15.  Third Party Beneficiaries.  Except to the extent expressly set forth herein, nothing in this Agreement shall be deemed to create any right in any creditor or other person or entity not a party hereto. This Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third party.

Signatures to follow on next page

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed effective as of the date first above written.

The Hertz Corporation		Oro Mobility Holdings, LLC

By:	/s/ W. Gil West	By:	/s/ Doria Holbrook
	Name: W. Gil West		Name: Doria Holbrook
	Title: Chief Executive Officer		Title: Chief Executive Officer
	Date: October 19, 2026		Date: October 19, 2026

EXHIBIT A
SERVICES

[Omitted]

A-1

EXHIBIT B
Data Processing Agreement

[Omitted]

B-1

ANNEX 1 TO EXHIBIT B

Oro Information Security Standards

[Omitted]

B-2

EXHIBIT C

ALLOCATION OF LIABILITY FOR THIRD-PARTY PERSONAL INJURY CLAIMS ARISING FROM THE TNC-RENTAL BUSINESS

[Omitted]

C-1

EXHIBIT D

SERVICE CREDITS

[Omitted]

D-1